AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the "**Amendment**") is effective as of August 15, 2018 (the "**Effective Date**"), by and between **BiondVax Pharmaceuticals Ltd.**, a Public Israeli Company with offices at 14 Einstein Street, Ness Ziona, Israel; P.O. Box 4143, Ness Ziona 7414002, Israel (the "**Company**") and Tammy Ben-Yedidia, Israeli identification number 58620257 whose address is 6 Hazait, Mazkeret Batia, Israel (the "**Employee**"); (each a "**Party**" and jointly, the "**Parties**").

WHEREAS, the Employee is employed by the Company in accordance with an Employment Agreement executed on ___________ (the "**Agreement**");

And **WHEREAS**, the Parties wish to amend the Agreement by this Amendment as set out below;

NOW THEREFORE, the Parties hereby agree as follows:

1. Capitalized terms in this Amendment shall bear the meaning ascribed to such terms in the Agreement unless the context otherwise requires.
2. The Preamble attached hereto shall constitute an integral part hereof.

Salary & Fuel Expenses:

3. It is hereby agreed that as of August 20, 2018, the Employee's monthly gross salary shall be increased by NIS 2,500 to NIS 32,500.

Bonus

4. It is hereby agreed that the Employee's shall receive a bonus of one current salary for the relocation to the new facility in Jerusalem.

Options:

5. 11,000 ADS Unregistered Options shall be granted under the Company's Employees Stock Option Plan. Any grant of Unregistered Options is subject to receiving all requisite approvals by law, including, the Company's Board of Directors and the NASDAQ Stock Exchange.
6. All other terms and conditions specified in the Agreement shall remain unchanged.

BiondVax Pharmaceuticals Ltd.	**Employee**
Name: Ron Babecoff, CEO	Name: Tammy Ben-Yedidia
Date: 15/8/2018	Date: 15/8/18